Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of International Seaways, Inc. for the registration of debt securities and preferred stock and to the incorporation by reference therein of our reports dated March 12, 2018, with respect to the consolidated financial statements and schedule of International Seaways, Inc., and the effectiveness of internal control over financial reporting of International Seaways, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

April 17, 2018